UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 23, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                              CONTACTS: 408-995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Rick Barraza, x1125


                CALPINE RECEIVES BANK APPROVAL ON NEW, TWO-YEAR,
                      $950 MILLION WORKING CAPITAL REVOLVER

     (SAN JOSE, CALIF.) June 23, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that it has reached agreement with its bank group on a term sheet for a new, two-year, $950 million secured working capital revolver. As previously announced, this agreement provides the company with an automatic extension of the current maturity date for its existing $950 million revolving credit facilities to July 16, 2003. This extension will allow Calpine and its banks sufficient time to complete definitive documentation.

     "We greatly appreciate the efforts of our bank group in structuring this new, two-year, secured working capital revolver," stated Calpine Chief Financial Officer Bob Kelly. "This refinancing is a significant advancement in Calpine's program to enhance our liquidity and financial strength. Calpine continues to make progress towards the completion of other refinancing opportunities, and we are advancing our $2.3 billion liquidity program through several additional liquidity-enhancing transactions."


     Calpine Corporation is a leading North American power company dedicated to providing electric power to wholesale and industrial customers from clean, efficient, natural gas-fired and geothermal power facilities. The company generates power at plants it owns or leases in 22 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world's largest producer of renewable geothermal energy, and it owns approximately one trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit www.calpine.com.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  June 24, 2003